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                                                                    EXHIBIT 99.1

I N T E R N A T I O N A L  D A T A  C O R P O R A T I O N
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January 26, 2000


Matthew Slonim
SG Cowen Securities Corporation
1221 Avenue of the Americas, 14th Floor
New York, NY 10020

Dear Mr. Slonim:

Per your request, you have permission to use the statistics below from the following two IDC reports: 1). Global Market Forecast for Internet Usage and Commerce, 6/99, #19262; and 2) 1998 Worldwide Fibre Channel & Storage Area Networks Market Forecast and Review, 01/99, #18120.

"IDC estimates the number of web pages worldwide will grow from 906,929,246 million in 1998 to over 13 billion in 2003."

"IDC estimates that multi-user disk storage grew from more than 7000 terabytes in 1993 to more than 188,000 terabytes in 1999, and will reach more than 1.9 million terabytes in 2003.

It is understood by both International Data Corporation (IDC) and SG Cowen Securities Corporation that the data will not be sold. It is further understood that IDC will be credited as the sole source of this data.

Sincerely,



/s/ ALEXA MCCLOUGHAN                                 Date: 1/26/00
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Alexa McCloughan
Senior Vice-President



/s/ MATTHEW SLONIM                                   Date: 1/26/00
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Requesting Individual,
SG Cowen Securities Corporation


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